Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION
FuelCell Energy and POSCO Power Sign License Agreement to Localize Products for South Korean Market
South Korea’s POSCO Power includes upfront license fee of $10 million and invests $25 million in
FuelCell Energy common stock
DANBURY, Conn. — Oct. 28, 2009 — FuelCell Energy, Inc. (NasdaqNM: FCEL), a leading manufacturer of high efficiency ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today announced the signing of a Licensing Agreement allowing POSCO Power to manufacture fuel cell stack modules from cell and module components provided by FuelCell Energy. These fuel cell modules will be combined with balance-of-plant manufactured in South Korea to complete electricity-producing fuel cell power plants for sale in South Korea. The License Agreement includes an upfront license fee of $10 million which was paid at signing as well as an ongoing royalty, initially set at 4.1% of the revenues generated by sales of the fuel cell stack modules by POSCO Power. Additionally, POSCO Power closed on its previously announced purchase of $25 million in FuelCell Energy common stock at a purchase price of $3.59 per share, the price agreed to on June 9, 2009.
Direct FuelCell (DFC) power plants generate electricity directly for South Korea’s power grid. As part of a drive to establish fuel cells as its country’s leading form of alternative energy, POSCO Power has ordered more than 68 megawatts (MW) of FuelCell Energy’s DFC units to date and built a facility to manufacture balance-of-plant systems in South Korea.
Currently, approximately 23 MW of FuelCell Energy power plants are installed in South Korea, including six DFC3000 megawatt-class power plants. Sites include POSCO Power’s headquarters and balance-of-plant manufacturing facility in Pohang; a paper company Natura; independent power producers HS Holdings and MPC; and electric utilities KOMIPO, KOSEP, and EWP, which are members of the KEPCO family of companies in South Korea.
South Korea has committed 2 percent of its gross national product to clean energy projects — more than any other developed country. FuelCell Energy power plants operating on natural gas and biogases enable South Korean utilities to comply with the country’s aggressive clean electricity targets because they emit near-zero pollutants and they are a low-carbon solution. DFC power plants also meet South Korea’s need for green technologies that contribute to increased domestic employment. Currently, South Korea is pursuing the passage of an $85.8 billion renewable energy plan that includes a renewable portfolio standard (RPS) mandating 11 percent clean energy by 2030 — a total of 7,150 MW — which includes fuel cells on natural gas and further increases the market potential for DFC power plants.
“POSCO Power is excited to enter into a new stage of partnership with FuelCell Energy,” said Soung-Sik Cho, President and CEO of POSCO Power. “We view the partnership with FuelCell Energy as critical to accomplishing our goal to make South Korea a world leader in clean energy technology.”

POSCO Power Signs Licensing Agreement with FuelCell Energy
Under the agreement, POSCO Power will manufacture fuel cell modules from components and cells manufactured in the U.S. by FuelCell Energy, in a new facility it intends to construct adjacent to its current fuel cell balance-of-plant operation in Pohang. FuelCell Energy will provide training for POSCO Power personnel.
“Our strategy is to localize certain power plant manufacturing to reduce cost and ensure our products meet the specific needs of individual markets,” said R. Daniel Brdar, Chairman and CEO of FuelCell Energy. “As POSCO Power increases its plant output, the demand for our fuel cell components increases. Increased demand in South Korea will drive expansion of our manufacturing plant in Connecticut and additional jobs.”
At 47 to 60 percent electrical efficiency, DFC power plants are more efficient than any combustion-based technologies in their size range. Improved efficiency translates into more electricity for less fuel, while significantly reducing CO2. The result is fuel cost savings while generating ultra-clean electricity that meets South Korea’s low-carbon objectives.
About FuelCell Energy
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s ultra-clean and high efficiency DFC® fuel cells are generating power at over 55 locations worldwide. The company’s power plants have generated over 340 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	Lisa Lettieri
ir@fce.com
(203) 830-7494
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